CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Currency Opportunities Fund:

We consent to the use in this Registration Statement of Oppenheimer Currency Opportunities Fund, of our report dated June 3, 2010, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

 /s/ KPMG LLP
 KPMG LLP

Denver, Colorado

June 3, 2010